BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler Chief Executive Officer and President

Russell M. Gifford Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. PROVIDES UPDATE
ON ITS OIL AND GAS OPERATIONS

HONOLULU, HAWAII, November 15, 2018 -- Barnwell Industries, Inc. (NYSE American: BRN) is pleased to provide an update on its recent accomplishments with respect to its oil and gas operations. Production volumes are presented as "Boe" (Barrel of oil equivalent at the rate of 5.8 thousand cubic feet of natural gas per barrel of oil or natural gas liquid).
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, "Here are some of our 2018 operational highlights:
•
On August 28, 2018, Barnwell closed the acquisition of a significant conventional oil property in the Twining area of Alberta. This acquisition represents a significant step in Barnwell's long-term strategy to transform its Canadian operations to having almost exclusively conventional light and medium oil assets. This was a strategic purchase by the Company of what is now its largest oil property, which will significantly improve our revenues and reserves;

•
Our net production averaged 340 Boe per day for the full year 2018.  Through acquisition and drilling successes discussed below, production for the month of September increased to 840 Boe per day, a 150% increase over the full year average.

•
The acquisition cost of the Twining assets was $13,400,000, including $10,360,000 in cash and the assumption of abandonment liabilities of approximately $3,060,000.  The Twining assets provide Barnwell with relatively low decline oil production, significant upside from a large volume of oil-in-place, operated infrastructure, and an advantageous geographic location in Central Alberta.  Barnwell now controls approximately 30% of a legacy Pekisko oil pool that has significant recognized oil in place with only a 5.5% recovery to date;

•	Since closing, Barnwell's net production from Twining has remained steady at an average of 450 Boe per day.
•
Our efforts to phase out of the Company's legacy non-core properties continued during fiscal 2018.  Barnwell has generated more than $30 million from oil and gas asset sales since 2014, while retaining and acquiring complementary interests in its core conventional oil assets.  These asset sales allowed us to pay off all of the Company's debt, reduce our asset retirement obligations as to our older properties and to close all of our asset acquisitions with available cash;

•
In the Company's fourth fiscal quarter ending September 30, 2018, we participated in a successful non-operated well (22% working interest) in the Bonanza area of Alberta.  Barnwell's share of costs to drill, complete, equip and tie-in the well was $260,000.  During the first 90 days of production the well has averaged about 180 barrels of oil per day, of which about 40 barrels of oil per day are net to Barnwell. This is estimated to result in a less than one-year payout and it is expected that an additional offset well will be drilled in 2019;

•
Barnwell has entered into a production sharing agreement to participate in two horizontal wells (average 40% working interest) targeting Charlie Lake oil in our Spirit River core area.  Currently, these wells are estimated to be drilled and on-stream by the end of fiscal 2019;

•	Subsequent to our 2018 fiscal year-end, the Company has successfully closed two complementary acquisitions of producing conventional oil interests in the Twining area for approximately $100,000.
Steps we have taken during fiscal 2018 have improved the financial strength of our oil and gas operations, have added significant reserves and are expected to add revenues as we go forward.
The information contained in this press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell's future performance, statements of Barnwell's plans and objectives, and other similar statements.  Forward-looking statements include phrases such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates," "assumes," "projects," "may," "will," "will be," "should," or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell's expectations are set forth in the "Forward-Looking Statements," "Risk Factors" and other sections of Barnwell's annual report on Form 10-K for the last fiscal year and Barnwell's other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.